                                                               EXHIBIT 10.13

                            U.S. STOCKING DISTRIBUTOR
                               FIVE-YEAR AGREEMENT

                                     BETWEEN

                                FLUOROWARE, INC.
                              3500 LYMAN BOULEVARD
                                CHASKA, MN 55318

                                       AND

                                  KYSER COMPANY
                        2621 RIDGEPOINT DRIVE, SUITE 230
                                AUSTIN, TX 78754

1. APPOINTMENT. Fluoroware, Inc. ("Fluoroware" or "we") hereby appoints Kyser Company stocking distributor ("Distributor" or "you") for the marketing and sale of those Fluoroware gas and liquid handling products set forth on Schedule A, attached.

2. TERM. Subject to the provisions of Section 17, the term of this Agreement shall be for a period of five years commencing September 1, 1997, and ending August 31, 2002, renewing automatically for successive five-year terms thereafter, unless terminated by either party: (a) without cause, at the expiration of any five-year term upon one year written notice to the other party; or (b) for cause, at any time, as provided herein.

3. AREA OF PRIMARY RESPONSIBILITY. Your area of primary responsibility will be the following territory ("territory"): states of Washington, Oregon, Idaho, Montana, Wyoming, Colorado, New Mexico, Utah, the mid-portion of Texas and northeastern Nevada. A copy of the territory map is attached.

4. FLUOROWARE OBLIGATIONS. Fluoroware will make reasonable efforts to accomplish the following on behalf of distributor:

     (a) Deliver to you with reasonable diligence all products, price lists and other literature reasonably required for performance of your obligations under the Agreement.

     (b) Refer inquiries received by us from your primary area of responsibility for our gas and liquid handling products.

     (c) Perform its duties within a reasonable time unless prevented by circumstances beyond our control.

     (d) Conduct necessary training programs to aid distributor sales personnel to better understand and market Fluoroware products.

     (e) Provide historical sales data by major product group and industry as an aid in forecasting.


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     (f) Prepare final plans and forecasts, and establish corrective action plans.

     (g) Provide a quarterly performance report based on categories shown in
Section 6 and 7. Quarters are based on Fluoroware's fiscal year, commencing September 1 of each year.

     (h) Fairly and promptly provide all rewards earned by meeting or exceeding performance standards as described in Section 8 and 9.

5. DISTRIBUTOR OBLIGATIONS. You, as distributor, represent and warrant to Fluoroware that you will:

     (a) Perform as a stocking distributor or manufacturer's representative as specified below and use your best efforts to stock, market and sell products within your Area of Primary Responsibility.

     (b) Refer to us all inquiries received by you for the sale of the products outside your Area of Primary Responsibility and otherwise refrain from facilitation of sales through you outside of your territory.

     (c) Not enter into any contracts or other commitments binding us without our prior written consent.

     (d) Not make any representation or give any warranty relating to the products other than those expressly stated in Fluoroware's written sales documents. You will be exclusively liable for any other representations and warranties and will indemnify and hold Fluoroware harmless from any claims (including, without limitation, Fluoroware's attorney fees) arising from any unauthorized representations and warranties.

     (e) With reasonable notice make yourself available for instruction or discussion as deemed necessary by Fluoroware.

     (f) Subject to the terms of Section 17(c), during the term of this Agreement and for a period of two years following its expiration or termination (whichever is earlier), you will refrain from selling, and refrain from having any involvement or connection with the sale of, any products competitive with those of Fluoroware. Fluoroware shall be entitled to enforce the provisions of this Section by a temporary restraining order and temporary and permanent injunctions (collectively, "specific performance").

     (g) Not make any purchase on our behalf or pledge our credit.

     (h) Sell our products under the Fluoroware(R), Inc. label.

     (i) Keep your account current: Net 30 days from date of invoice. If during a quarter the distributor becomes delinquent in its payment to Fluoroware, without approval, the distributor will be subject to a discount penalty. The penalty will be calculated as a 2% reduction in the distributor's discount for all of distributor's purchases during the subsequent quarter ("subsequent quarter"). If at the end of the subsequent quarter the distributor's payment performance is current, the standard discount will be reactivated for the next succeeding quarter.


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If distributor's account is not brought current by the end of the subsequent quarter, the distributor may be terminated immediately.

     (j) Report distributor sales monthly. Reports must be submitted to Fluoroware on or before the 20th day of the subsequent month. Subsequent to Fluoroware's right to revise the reporting requirements at any time, the reports will contain the following information for each of distributor's customers: ship-to-address; part number; and quantity for each customer. Each customer is to be assigned to either microelectronic (ME) or process and instrumentation (PI) markets.

     (k) Report inventory value monthly, submitted to Fluoroware by the 20th day of the subsequent month, and reported on a distributor cost basis.

     (l) Provide Fluoroware proposed annual forecast by April 15th. Twelve month sales forecasts for September through the following August are to be reported separately for microelectronic ("ME") and process and instrumentation ("P&I") sales. In each market, the total sales are to be divided into major product groups; i.e., fittings, valves, tubing and all others. Forecasts are to be based on distributor cost.

6.   DISTRIBUTOR PERFORMANCE EVALUATION PROGRAM.

     (a) All distributors will participate in a Performance Evaluation Program. The Performance Evaluation Program will consist of two areas:
Recognition and Award. Distributors must meet the following performance prerequisites in order to be eligible for either the Recognition or Award aspect of the program:

         (1) Must be a Fluoroware distributor at the beginning of the fiscal year period.

         (2)   Must provide 100% of the required reports on time

               -   Monthly sales/inventory reports
               -   Annual forecast report

         (3) Must make 100% of payments to Fluoroware on time, according to the terms of this Agreement.

         (4) On a quarterly basis, must maintain inventory between 10% and 35% of distributor's average annual sales to its customers during the preceding four quarters.

         (5) Must not currently be subject to corrective action in any given category.

7.   DISTRIBUTOR PERFORMANCE EVALUATION

     (a) Distributor performance will be measured in the following three categories:

         (1)   Overall sales volume

         (2)   Percent sales growth; Microelectronics


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         (3)   Percent sales growth; Process and Instrumentation

     (b) All distributors will be expected to meet a performance standard of 85% within each of the listed categories.

     (c) The following definitions apply to the performance measurement system;

         (1) Sales amounts refer to the volume of product sold to a distributor calculated by the actual purchase price.

         (2) Overall sales volume is defined as the ratio of the annualized total reported sales to the distributor to the sales plan, expressed as a percent.

         (3) Microelectronics sales growth is the ratio of the annualized reported microelectronic sales to the microelectronic sales plan, expressed as a percent.

         (4) Process and instrumentation sales growth is the ratio of annualized reported process and instrumentation sales to the process and instrumentation sales plan, expressed as a percent.

         (5) The Inventory Level is defined as the ratio of the distributor reported inventory value to the annualized sales, expressed as a percent. The annualized sales includes sales from product(s) sold as a sales representative.

8.   DISTRIBUTOR RECOGNITION PROGRAM

     (a) Distributors will be measured in three areas of performance: overall sales volume, sales growth in microelectronics, and sales growth in process and instrumentation. All areas of performance will be evaluated against the Forecast Plan established for each distributor.

     (b) Distributors who meet or exceed 96% of their Forecast Plan in each category, and meet the performance prerequisites, will be eligible for the Recognition Program. Distributors' scores in each category will be the percentage, to plan, that they achieve in each category. Distributors' rank in each category will be the place number in which they finish in that given category. The ranking scores in each category will be totaled for an overall distributor rank, for example:


---------------------------------------------------------------------------------------------
               Category                              Rank                  Ranking Score
---------------------------------------------------------------------------------------------
Sales Volume                                         2                               2
Growth: ME                                           6                               6
Growth: P&I                                         11                              11
                                                                                    --
                                                                                    19
---------------------------------------------------------------------------------------------


     (c) The distributor with the lowest total score will be recognized as Fluoroware's Top Distributor. Recognition plaques will be issued as follows:


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         (1)   Platinum award given to top distributor

         (2)   Gold award given to second ranked distributor

         (3)   Silver award given to third ranked distributor

         (4)   Bronze award given to fourth and fifth ranked distributor.

     Additionally, the Top Finisher in each of the three evaluation categories will be recognized with a plaque.

     (d) Distributors who qualify for such recognition will receive a 3% inventory exchange as defined in paragraph 13 of this Agreement. The inventory exchange is calculated as a percentage of the distributor's award year purchase dollars from Fluoroware. Qualifying distributors must place their orders for inventory exchange within 30 days after receiving notice of the award, or the award is forfeited.

9.   DISTRIBUTOR AWARD PROGRAM

     (a) The Award Program is an incentive program for distributors who achieve exceptional results in all areas of performance (i.e., sales volume, ME growth and P&I growth). In order to be eligible for the Award Program, a distributor must meet or exceed 125% of the Forecast Plan in all three categories.

     (b) Those who qualify for the Award Program will be ranked utilizing the same methodology described in the Recognition Program. The awards in this program will be administered as a percentage of the award year purchase dollars form Fluoroware, such awards shall not exceed the following amounts:


-------------------------------------------------------------
  Rank           Credit Award          Not to Exceed
-------------------------------------------------------------
     1                  3.0%                $50,000
     2                  2.5%                 40,000
     3                  2.0%                 30,000
     4                  1.5%                 20,000
     5                  1.0%                 10,000


     All credit awards are in the form of cash discounts on orders placed within 90 days after receiving notice of the credit award. Any credit award that is not used in such 90-day period is forfeited.

10.  DISTRIBUTOR CORRECTIVE ACTION PROGRAM

     If the following a quarterly evaluation a distributor's performance does not meet the performance standard as described in Sections 6 and 7, the distributor will be notified. If following the next quarterly evaluation a distributor's performance still does not meet the performance standard, the distributor will participate in a corrective action plan. If following an annual evaluation a distributor's performance does not meet the performance standard as described in Sections 6 and 7, the distributor will participate in a corrective action program.


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     In the first phase of corrective action the distributor meets with
Fluoroware sales territory manager to evaluate areas of unsatisfactory performance and to create a plan to meet or exceed the performance standard. The plans must be developed and implemented within three months of initial notification.

     In the second phase the distributor performance is monitored against the corrective action plan for six (6) months. If performance improves and meets the performance standard by the end of six (6) months, the distributor returns to normal status. If at the end of six (6) months a distributor does not meet the performance standard, Fluoroware has the right to extend the corrective action program or terminate the relationship with the distributor.

     Following satisfactory completion of a corrective action program and meeting the performance standard, continued performance above the performance standard for two (2) years without further corrective action is excepted and failure to meet the performance standard during any quarter during that two-year period shall result in immediate termination of the distributor.

11.  PRICES

     (a) Fluoroware agrees to sell Fluoroware(R), Inc. products to you as a distributor at the discounts from published list price as indicated on Schedule B attached hereto. All prices are based on delivery FOB Chaska, Minnesota. Distributor agrees to pay all costs of transportation, storage and insurance.

     (b) Fluoroware agrees that you shall have the right to establish the final selling prices to your customers on all sales negotiated by you as a stocking distributor. Fluoroware maintains the right to establish final selling prices on all sales where the distributor is acting as a manufacturer's representative as provided in Section 16.

     (c) Fluoroware may change: (a) any published list prices and/or conditions of sale by giving the distributor written notice of the changes at least thirty (30) days; and (b) any terms of Schedules A, B and C before implementation.

12.  ORDER REQUIREMENTS AND INFORMATION

     (a) Minimum order value is net $100.00, unless an alternate agreement is made with Fluoroware sales management when an order is placed.

     (b) Rush orders are defined as those where the request is for same day or next day shipment from Fluoroware. It is the distributor's responsibility to minimize these requests.

     (c) Drop shipments are defined as orders shipped directly from Fluoroware to the distributor's customers. Drop shipments will earn normal discounts less 10%, unless an alternate written agreement is made with Fluoroware sales management prior to the shipment.

     (d) UPS and all other shipping charges incurred by Fluoroware for any rush orders or drop shipments will be prepaid by Fluoroware, added to the distributor's invoice and reimbursed to Fluoroware.


                                     6.
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13.  INVENTORY EXCHANGE

     NEW DISTRIBUTORS ONLY:

     (a) After the first twelve (12) months as a Fluoroware distributor, the distributor may exchange product of its choosing in a dollar amount equal to five percent (5%) of its first year purchases form Fluoroware. The returned product must be received by Fluoroware by the end of the 15th month.

     NEW AND EXISTING DISTRIBUTORS:

     (b) At the introduction of each new product, the potential for a future inventory exchange will be addressed. Qualifying new product, displaced product, if any, and the time period for the exchange will be defined. A maximum of five percent (5%) of the total combined sales of the new and displaced products during the specified time period can be returned.

     (c) Inventory may otherwise be returned if and as allowed under Section 8 by distributors earning such rights via performance.

     (d) Inventory being returned must have a Return Authorization Number. All items must be in resalable condition, unused, in the original packaging and of current revision level. A packing list showing part numbers, quantities and the Return Authorization Number must accompany returned inventory.

     (e) A credit memo will be issued for the exchange. The credit allowance will be the maximum distributor discount for each product form the previous year's published price.

     (f) A purchase order must be entered before or at the same time of the exchange.

     (g) The dollar amount of the purchase must be within $100.00 of the credit allowance.

     (h) All freight charges will be paid by the distributor.

14.  RETURN FOR REPAIR POLICY PROCEDURES

     (a) Products returned for repair must be issued a Return Authorization Number prior to shipping. Products returned without an approved Return Authorization will not be accepted.

     (b) Defective products that are within Fluoroware's written warranty period for that specific product will be replaced or repaired by Fluoroware.

     (c) Products that have been altered or tampered with in any way will void the warranty. Fluoroware reserves the right to refuse service on any such part.

     (d) The return of products that have been exposed to hazardous media must be approved by Fluoroware and a Fluoroware return tag must be completed prior to product return.


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Fluoroware may require that the product(s) be cleaned and neutralized to
Fluoroware's satisfaction or service may be refused.

15.  RETURN FOR CREDIT

     (a) Full credit for the order in question will be issued if a product or shipping error was made by Fluoroware. Freight charges for returning the shipment will be paid by Fluoroware.

     (b) There will be a restocking charge of twenty-five percent (25%) of the distributor's purchase price on all resalable items returned for credit when the error is made by the purchaser. Shipping charges to be paid by the purchaser. Charges on collect return will be deducted from the allowable credit.

     (c) All items must be in resalable condition, unused, in the original packaging and or the current revision level.

     (d) Claims for shortages or inaccurate filling of orders must be made to Fluoroware within ten (10) days after receipt of shipment.

     (e) Returned goods will be accepted only with prior approval and Return Authorization Number.

     (f) Goods orders through a distributor and returned to Fluoroware by the end-user will not be accepted without prior approval.

16.  MANUFACTURER'S SALES REPRESENTATIVE ROLE

     (a) Occasionally, Fluoroware may ask you to act as a manufacturer's sale representative ("manufacturer's representative"), instead of as a stocking distributor in order to obtain or maintain a specific customer's business for CFM products. Schedule C contains the commission structure for sales credited to you in your capacity as a manufacturer's representative. Commission will be paid in the form of a credit memo on paid invoices.

     Billing and shipping will occur between the customer and Fluoroware.
The manufacturer's representative's role will include, but not be limited to, local sales and support.

     You will serve as a manufacturer's representative with regard to the sale of any non-standard Fluoroware products, including all specialized or customer made products.

     Special events involving a customer not specified on Schedule C, may occur and are best accommodated by a distributor acting as a manufacturer's representative. The commission and role of the representative in these situations will be determined prior to the sale and in accordance with Schedule C.

     Certain CFM products with high volume, multiple configurations, machined or fabricated to a customer specification, and low margins may also be sold through a distributor acting as a manufacturer's representative.


                                       8.
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     (b) Your authority as a manufacturer's representative shall be limited to, and defined by, the terms set forth in Section 16A, paragraph 5.

17.  TERMINATION

     (a) This Agreement can be terminated by Fluoroware immediately upon written notice if:

         (1) You attempt to assign or subcontract this Agreement or rights or obligations hereunder without prior written consent of Fluoroware.

         (2) There is a change in the control, operation or management of your business which is unacceptable to Fluoroware.

         (3) You cease to function as a going concern or cease to conduct operations on behalf of Fluoroware in the normal course of business.

         (4) You encounter serious financial difficulty which affects your performance under this Agreement.

         (5) Fluoroware receives information that's you may be unable to perform this Agreement and you do not provide Fluoroware adequate proof of your ability to perform within 30 days after written notice from Fluoroware.

         (6) You misrepresent a sales agreement or sales report, or sell samples.

         (7) You engage in activity which is in competition with Fluoroware products or violates any of your obligations under Section 5.

         (8) You fail to keep your account current or cease to make payment to Fluoroware or fail to pay the balance due on your account immediately upon receipt of a second written warning of failure to pay.

         (9) You fail to pay the balance due on your account immediately upon receiving late payment notice as part of any quarterly evaluation.

     (b) This Agreement may otherwise be terminated by Fluoroware according to the corrective action plan referred to in Section 10.

     (c) In the event of termination under Section 17 or any other breach (collectively, "breach"), distributor agrees: (1) to pay Fluoroware all damages arising from the breach and all attorney fees, costs and disbursements incurred by Fluoroware in enforcing its rights under this Agreement; and (2) that it will not, for a period of two years following the effective date of the breach or termination (whichever is later), represent any manufacturer of products competitive with Fluoroware, and that it will not sell, or have any involvement or connection with the sale of, any products competitive with those of Fluoroware. Fluoroware shall be entitled to enforce the provisions of this Section by specific performance.


                                   9.
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     (d) If Fluoroware terminates this agreement for any reason other than for breach, the parties agree that the actual damages resulting form the breach are not readily ascertainable and that Fluoroware will pay the distributor the following amount as liquidated damages in lieu of any other damages or remedies:
For a period of two (2) years commencing the effective date of termination, Fluoroware will pay the distributor a commission of ten percent of all sales of Fluoroware products in the distributor's territory during that two-year period. The commission shall only be paid on the same Fluoroware products which the distributor sold within the territory prior to the termination. The commission payable under this clause 17(d), shall be based exclusively on the price Fluoroware charges its next distributor for such products (after subtracting any discounts, credits or awards) and shall NOT include any other customary charges, including without limitation taxes, transportation, storage and returns. This commission shall be payable on a quarterly basis within thirty (30) days after the date of any quarter during such two-year period. The parties agree that the remedy provided in this Section 17(d) is not a penalty.

     (e) If the distributor terminates this agreement for any reason other than Fluoroware's breach, the distributor agrees that it will not, for a period of two (2) years following the effective date of the termination, represent any manufacturer of products competitive with Fluoroware, and that it will not sell, or have any involvement or connection with the sale of, any products competitive with those of Fluoroware. Fluoroware shall be entitled to enforce the provisions of this Section 17(e) by specific performance. The parties agreed that the remedy provided in this Section 17(e) is not a penalty.

18.  RIGHTS UPON TERMINATION

     (a) On termination of this Agreement, for any cause whatsoever, it is hereby expressly agreed that Fluoroware shall deliver against all distributor orders previously accepted subject to payment on delivery and will negotiate all outstanding credit memos with distributor.

     (b) If Fluoroware should terminate this Agreement, all stock may be returned for full credit provided it is in resalable condition. If the distributor terminates the Agreement, Fluoroware is not responsible for taking back stock.

19.  CONFIDENTIALITY

     (a) Any information provided between Fluoroware and distributor which the provider deems confidential or proprietary shall be labeled as such at the time of disclosure if the disclosure is written, or if verbal, shall be confirmed in writing as confidential within thirty (30) days after disclosure. The receiving party shall treat such information in confidence and shall take reasonable and customary steps to assure that such information is not shared with any third party. Information shall not be confidential if its already known to recipient at the time of disclosure or recipient otherwise learns of it via a third party which is free to disclose it without obligation. These obligations shall remain in effect during the term of this Agreement and for a period of two (2) years thereafter.

     If the parties have singed any other non-disclosure or confidentiality agreements, the terms of such agreements shall supplement the terms of this agreement.


                                     10.
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     (b) All reports and documentation supplied to Fluoroware by the distributor pursuant to the requirements of Section 5(j)-(l) shall be considered confidential and shall be subject to the confidentiality obligations identified in the paragraph above.

20.  MODIFICATION

     (a) Except as provided in Section 20(b) of this Agreement, this Agreement may only be modified in writing, signed by the distributor and Fluoroware.

     (b) If, under the terms of this Agreement, Fluoroware has reserved the right to modify any specific terms including, without limitation, the terms described in Section 11(c)) (collectively, "reserved terms"), Fluoroware may modify those reserved terms by giving the distributor written notice of the modifications at least 30 days before implementation.

21.  MERGER

     (a) This Agreement incorporates the full understanding of the parties and replaces in its entirety any and all prior understandings relating to distribution rights and any other contracts or obligations between the parties. There are no other agreements between the parties except as stated herein, all such prior or other agreements being merged into this Agreement.

     (b) If Fluoroware waives any breach by this distributor (or any other distributor), such waiver shall not constitute a waiver of any subsequent breach by this distributor (or any other distributor).

22.  GOVERNING LAW

     (a) This Agreement shall be interpreted under the laws of the State of Minnesota.

         FLUOROWARE, INC.

         Signed:  /s/ Thomas R. Burhoe                Dated:  9/9/97
                  ----------------------------------          ------
                  Thomas R. Burhoe
                  North American Sales Manager
                  Critical Fluid Management

         KYSER COMPANY

         Signed:  /s/ Greg Claeys                     Dated:  9/19/97
                  ----------------------------------          -------
                  Greg Claeys
                  President
                  Kyser Company


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